Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
GWINNETT PROFESSIONAL CENTER IN LAWRENCEVILLE, GEORGIA

Santa Ana, Calif., August 2, 2007 – NNN Healthcare/Office REIT, Inc. has acquired Gwinnett Professional Center in the Atlanta suburb of Lawrenceville, Georgia. The acquisition closed on July 27, 2007.

Gwinnett Professional Center is a three-story, multi-tenant medical office building totaling approximately 60,000 square feet built upon more than five acres on the campus of Gwinnett Medical Center, the dominant healthcare provider in the county of Gwinnett. In 2006, the Gwinnett Medical Center received approval for an $88 million expansion that will result in the construction of a new five-story tower atop the northern wing of the existing hospital, resulting in an eight-story tower with an additional 129 acute care beds.

The Gwinnett Hospital System is comprised of three hospitals and supporting structures that have provided acute and emergency care to patients in Gwinnett County for more than 50 years. In 2006, the hospital system received the Distinguished Hospital Award for Clinical Excellence from HealthGrades, one of the nation’s leading independent healthcare ratings companies. The award signifies that Gwinnett Medical Center ranks among the top five percent of all hospitals in the nation for overall clinical performance.

“We view the Greater Atlanta market as a highly attractive area for investment due to the continuing strong rate of population growth and demand for healthcare services in the region,” explained Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT. “Gwinnett Professional Center is a stable, high-quality asset that has enhanced long-term value due to the planned expansion of Gwinnett Medical Center, which we expect will increase demand for space in this complementary property.”

NNN Healthcare/Office REIT purchased Gwinnett Professional Center from unaffiliated third parties represented by Michael Kuras and Matthew Levin of Sperry Van Ness.

Gwinnett Professional Center is currently 73 percent leased to numerous medical tenants, including Gwinnett Pediatrics, Physiotherapy Associates and North Atlanta Urology Associates.

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires Gwinnett Professional Center

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has acquired eight other geographically-diverse properties:

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

As of July 30, 2007, NNN Healthcare/Office REIT has sold approximately 12.1 million shares of its common stock for more than $120 million through its initial public offering, which began in the third quarter of 2006.

Including the purchase of Gwinnett Professional Center, NNN Healthcare/Office REIT has acquired a portfolio of properties valued at approximately $155 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 36 million square feet of real estate, including approximately 8,400 apartment units, with a combined market value approaching $5 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to the future population growth of Greater Atlanta, Georgia and the expected impact the planned expansion of Gwinnett Medical Center will have upon tenant demand for Gwinnett Professional Center. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of Greater Atlanta, Georgia; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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